Exhibit 8(e)

AMENDMENT

TO AND ASSIGNMENT OF

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to and Assignment of the Transfer Agency and Service Agreement dated February 1, 2000, as amended (“Agreement”), between State Street Bank and Trust Company (“State Street”) and Funds For Institutions Series (the “Fund(s)”) is made as of the 13th day of September, 2017 and is effective as of the 17th day of July, 2017, (the “Effective Date”). In accordance with Section 15.1 (Amendment) and Section 13.1 (Assignment) of the Agreement, the parties desire to amend and assign the Agreement as set forth herein.

WHEREAS, State Street provided services under the Agreement through its service agent, Boston Financial Data Services, Inc. (“Boston Financial”);

WHEREAS, State Street’s parent company, State Street Corporation, sold its interest in Boston Financial on March 30, 2017; and

WHEREAS, the Funds would like Boston Financial to continue providing the services to the Funds under the Agreement and Boston Financial would like to continue providing the services to the Funds under the Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants of the parties herein contained, the Parties acknowledge and agree as follows;

1.

Parties and Assignment and Assumption. The parties do hereby agree that effective as of the Effective Date, State Street shall be removed as a party to the Agreement and shall be replaced by Boston Financial Data Services, Inc., (“Boston Financial”), a Massachusetts corporation and U.S. Securities and Exchange Commission registered transfer agent. State Street hereby assigns to Boston Financial, from and after the Effective Date, all of State Street’s rights, duties and obligations under the Agreement and any exhibits or schedules thereto. In turn, Boston Financial hereby accepts such assignment and agrees to assume, from and after the Effective Date, all of the rights, duties and obligations assigned to it hereunder by State Street and agrees to be responsible for all obligations incurred by it under the Agreement and its exhibits and schedules from and after the Effective Date. The Funds hereby consent and agree to such assignment. All references in the Agreement and in any exhibits or schedules thereto to the “Transfer Agent” or “State Street Bank and Trust Company” shall be deemed to refer to Boston Financial, except where the context otherwise requires.

2.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto,

3.	Definitions, All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

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4.

Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment and Assignment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

5.

Counterpart Signatures. This Amendment and Assignment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement. A signature page forwarded as an electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Assignment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FUNDS FOR INSTITUTIONS SERIES	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Neal J. Andrews	By: /s/ George T. Costas

Name: Neal J. Andrews	Name: George T. Costas

Title: CFO	Title: Managing Director

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Acknowledged and Agreed Solely for Purposes of Section 1 of this Amendment and Assignment:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson

Name: Andrew Erickson

Title: Executive Vice President

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SCHEDULE A

Funds

Dated: July 17, 2017

BlackRock Premier Government Institutional Fund

BlackRock Select Treasury Strategies Institutional Fund

BlackRock Treasury Strategies Institutional Fund

FFI Government Fund

FF1 Treasury Fund

FUNDS FOR INSTITUTIONS SERIES	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Neal J. Andrews	By: /s/ George T. Costas

Name: Neal J. Andrews	Name: George T. Costas

Title: CFO	Title: Managing Director

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